AMENDED AND RESTATED SUB-ADMINISTRATION AGREEMENT

         THIS AMENDED AND RESTATED SUB-ADMINISTRATION AGREEMENT (this "AGREEMENT") is made as of this 17th day of June, 2008, by and between Turner Investment Partners, Inc., a Pennsylvania business trust (the ADMINISTRATOR") and SEI Investments Global Funds Services, a Delaware business trust (the "SUB-ADMINISTRATOR").


         WHEREAS, the Administrator and Turner Funds (the "TRUST") have entered into an Administration Agreement (the "ADMINISTRATION AGREEMENT") pursuant to which the Administrator will provide administrative services to the Trust; and

         WHEREAS, the Administrator desires to retain the Sub-Administrator to assist in performing certain administrative and accounting services to each of the portfolios of the Trust, which are identified in Schedule A hereto, as such schedule may be amended from time to time to (individually a "PORTFOLIO" and collectively the "PORTFOLIOS") and the Sub-Administrator is willing to perform such services on the terms and conditions set forth herein;


         WHEREAS, the Administrator and the Sub-Administrator entered into a Sub-Administration Agreement, effective as of October 1, 2001 (the "EFFECTIVE DATE") (such Sub-Administration Agreement to be referred to herein as "ORIGINAL SERVICES AGREEMENT");

         WHEREAS, each of the Administrator and the Sub-Administrator desire to amend and restate in its entirety the Original Services Agreement; and


         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, Administrator and the Sub-Administrator hereby agree as follows:

         ARTICLE 1. RETENTION OF THE SUB-ADMINISTRATOR. Administrator hereby retains the Sub-Administrator to furnish the Portfolios with accounting and administrative services as set forth in Article 2 below. The Sub-Administrator hereby accepts such employment to perform the duties set forth below. The Sub-Administrator shall, for all purposes herein, be deemed to be an independent contractor.

         ARTICLE 2. SUB-ADMINISTRATIVE AND ACCOUNTING SERVICES. The Sub-Administrator shall perform or supervise the performance by others of the accounting and administrative services set forth in Schedule B hereto, and made a part of this Agreement. The Sub-Administrator may sub-contract with third parties to perform certain of the services to be performed by the Sub-Administrator hereunder; provided, however, that the Sub-Administrator shall remain principally responsible to Administrator for the acts and omissions of such other entities. In meeting its duties hereunder, Sub-Administrator shall have the general authority to do all acts deemed in the Sub-Administrator's good faith belief to be necessary and proper to perform its obligations under this Agreement.

ARTICLE 3. COMPENSATION OF THE SUB-ADMINISTRATOR. The Administrator shall pay to the Sub-Administrator compensation at the annual rate specified in Schedule A to this Agreement until this Agreement is terminated in accordance with Article 5. Such compensation shall be calculated and accrued daily, and paid to the Sub-Administrator monthly. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Sub-Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Sub-Administrator's compensation for the preceding month shall be made within 30 days after receipt of invoice. In addition, the Administrator agrees to reimburse the Sub-Administrator for the Sub-Administrator's reasonable out of pocket expenses in providing services hereunder.

         ARTICLE 4. LIMITATION OF LIABILITY OF THE SUB-ADMINISTRATOR. The duties of the Sub-Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Sub-Administrator hereunder. The Sub-Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. (As used in this Article 4, the term "Sub-Administrator" shall include Trustees, officers, employees and other agents of the Sub-Administrator as well as that entity itself.) Under no circumstances shall the Sub-Administrator be liable to Administrator for consequential, indirect or punitive damages.

         So long as the Sub-Administrator, or its agents, acts without willful misfeasance, bad faith or gross negligence in the performance of its duties, and without reckless disregard of its obligations and duties hereunder, Administrator assumes full responsibility and shall indemnify the Sub-Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any act or omission of Sub-Administrator in carrying out its duties hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case the Administrator may be asked to indemnify or hold the Sub-Administrator harmless, the Administrator shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Sub-Administrator will use all reasonable care to identify and notify the Administrator promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Administrator, but failure to do so shall not affect the rights hereunder. In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for special damages for any act or failure to act under any provision of this Agreement if advised of the possibility thereof.

         Administrator shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If Administrator elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by Administrator and satisfactory to the Sub-Administrator, whose approval shall not be unreasonably withheld. In the event that Administrator elects to assume the defense of any suit and retain counsel, the Sub-Administrator shall bear the fees and expenses of any additional counsel retained by it. If Administrator does not elect to assume the defense of a suit, it will reimburse the Sub-Administrator for the fees and expenses of any counsel retained by the Sub-Administrator.

         The Sub-Administrator may apply to Administrator at any time for instructions and may consult counsel for Administrator or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Sub-Administrator's duties, and the Sub-Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

         Also, the Sub-Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Sub-Administrator be held to have notice of any change of authority of any officers, employee or agent of Administrator until receipt of written notice thereof from Administrator.

         Nothing herein shall make Sub-Administrator liable for the performance or omissions of unaffiliated third parties not under Sub-Administrator's reasonable control such as, by way of example and not limitation, transfer agents, custodians, investment advisers or sub-advisers, postal or delivery services, telecommunications providers and processing and settlement services.


         The Sub-Administrator may, from time to time, in accordance with
ARTICLE 2, provide to the Administrator services and products ("SPECIAL THIRD PARTY SERVICES") from external third party sources that are telecommunication carriers, Pricing Sources, data feed providers or other similar service providers ("SPECIAL THIRD PARTY VENDORS"). The Administrator acknowledges and agrees that the Special Third Party Services may include confidential and proprietary trade secrets of the Special Third Party Vendors. Accordingly, the Administrator shall use its best efforts to honor requests by the Sub-Administrator and the Special Third Party Vendors to protect their proprietary rights in their data, information and property provided, including requests that the Administrator place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination. The Administrator further acknowledges and agrees that all Special Third Party Services are provided on an "AS IS WITH ALL FAULTS" basis solely for each Portfolio's internal use in connection with the receipt of the Services. The Administrator may use Special Third Party Services as normally required on view-only screens and hard copy statements, reports and other documents necessary to support the Portfolio's investors, however the Administrator shall not distribute any Special Third Party Services to other third parties. THE SPECIAL THIRD PARTY VENDORS AND THE SUB-ADMINISTRATOR MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR ANY OTHER MATTER WITH RESPECT TO ANY OF THE SPECIAL THIRD PARTY SERVICES. NEITHER THE SUB-ADMINISTRATOR NOR THE SPECIAL THIRD PARTY VENDORS SHALL BE LIABLE FOR ANY DAMAGES SUFFERED BY THE ADMINISTRATOR IN THE USE OF ANY OF THE SPECIAL THIRD PARTY SERVICES, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES.


         ARTICLE 5. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall become effective on the date set forth in Schedule A hereto and shall remain in effect for the full duration of the Initial Term and each Renewal Term, each as set forth in Schedule A, unless terminated in accordance with the provisions of this Article 5. This Agreement may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on 90 days' prior written notice; provided, however, that after such termination for so long as the Sub-Administrator in fact continues to perform any one or more services contemplated by this Agreement, the provisions of this Agreement, including without limitation the provisions regarding limitation of liability and indemnification, shall continue in full force and effect; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (c) as to any Portfolio or the Trust, effective upon the liquidation of such Portfolio or the Trust, as the case may be. For purposes of this paragraph, the term "liquidation" shall mean a transaction in which the assets of the Trust or a Portfolio are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity.

         Notwithstanding the foregoing, this Agreement shall terminate automatically upon termination of the Administration Agreement; provided, however, that no such termination of this Agreement shall occur if and to the extent the Administrator or any control affiliate thereof is named as, or otherwise becomes, the successor administrator to the Trust. If this Agreement is terminated pursuant to this paragraph, and the Administrator proposes or causes, directly or indirectly, the Trust to retain a third party other than the Sub-Administrator to serve as successor administrator or sub-administrator to the Trust, Sub-Administrator will be entitled to a one time cash payment equal to the net present value of the profits Sub-Administrator would have earned during the remainder of the then-current term of the contract based on the fee rate set forth in Schedule A hereto applied to the average daily net assets of the Trust during the six month period immediately preceding such termination.

         ARTICLE 6. ACTIVITIES OF THE SUB-ADMINISTRATOR. The services of the Sub-Administrator rendered to Administrator are not to be deemed to be exclusive. The Sub-Administrator is free to render such services to others and to have other businesses and interests.

         ARTICLE 7. CONFIDENTIALITY. The Sub-Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Administrator and the Trust and its shareholders received by the Sub-Administrator in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that Sub-Administrator may disclose such information as required by law or after prior notification to and approval in writing by the Administrator or the Trust, which approval may not be withheld where the Sub-Administrator may be exposed to civil or criminal contempt proceedings or penalties for failure to comply.

         ARTICLE 8. CERTAIN RECORDS. The Sub-Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Sub-Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Sub-Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to Administrator or the Trust on request.

         In case of any request or demand for the inspection of such records by another party, the Sub-Administrator shall notify the Administrator and follow the Administrator's instructions as to permitting or refusing such inspection;

provided that the Sub-Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Administrator has agreed to indemnify the Sub-Administrator against such liability.

         ARTICLE 9. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. The Sub-Administrator undertakes to comply in all material respects with applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Sub-Administrator hereunder.

         ARTICLE 10. REPRESENTATIONS OF THE ADMINISTRATOR. The Administrator certifies to the Sub-Administrator that this Agreement has been duly authorized by the Administrator and, when executed and delivered by the Administrator, will constitute a legal, valid and binding obligation of the Administrator, enforceable against the Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         ARTICLE 11. ENTIRE AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.


         ARTICLE 12. ASSIGNMENT. The Agreement shall not be assignable, by operation of law or otherwise, by either party without the prior written consent of the other party, except that, upon reasonable notice to the other party, either party may assign this Agreement to a wholly-owned subsidiary or affiliate under common control with the assigning party without the consent of the other party hereto, provided that such subsidiary or affiliate agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement and remains a wholly-owned subsidiary or affiliate of the original party to this Agreement throughout the term hereof. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party's successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.


         ARTICLE 13. WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

         ARTICLE 14. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, federal express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to Administrator, at 1235 Westlakes Drive, Suite 350, Berwyn, Pennsylvania 19312; and if to the Sub-Administrator at One Freedom Valley Drive, Oaks, Pennsylvania, 19456.

         ARTICLE 15. FORCE MAJEURE. No breach of any obligation of a party to this Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

         ARTICLE 16. EQUIPMENT FAILURES. In the event of equipment failures beyond the Sub-Administrator's control, the Sub-Administrator shall, at no additional expense to Administrator, take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

         ARTICLE 17. DEFINITIONS OF CERTAIN TERMS. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 18. HEADINGS. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

         ARTICLE 19. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 20. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         ARTICLE 21. BINDING AGREEMENT. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

         ARTICLE 22. SEVERABILITY. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.


         ARTICLE 23. SERVICE LEVEL AGREEMENT. The Sub-Administrator shall provide the services set forth on Schedule B (List of Services) in accordance with the performance standards set forth in Schedule C (Performance Standards) (hereinafter, the "PERFORMANCE STANDARDS") , except as otherwise provided in this Agreement or to the extent that the Sub-Administrator is prevented from such performance by circumstances beyond its reasonable control. Changes at any time to the Performance Standards shall be effective only if made in accordance with ARTICLE 11. The Administrator's sole remedy in the event of any failure by the Sub-Administrator to provide the services in accordance with the Performance Standards is set forth in Schedule C (Performance Standards); provided, however, that nothing set forth in this ARTICLE 23 shall in any way modify or diminish the Administrator's right to receive and the Sub-Administrator's obligation to provide the services in the manner set forth in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

TURNER INVESTMENT PARTNERS, INC.



By: /s/ BRIAN F. MCNALLY
    ----------------------------------------
Name:  Brian F. McNally
Title:  General Counsel and Chief Compliance Officer

---------




SEI INVESTMENTS GLOBAL FUNDS SERVICES


By:    /s/ JOHN ALSHEFSKI
       -------------------------------------
Name:  John Alshefski
Title: Senior Vice President

                                   SCHEDULE A

                         TO THE ADMINISTRATION AGREEMENT

                           DATED AS OF OCTOBER 1, 2001

                                     BETWEEN

                        TURNER INVESTMENT PARTNERS, INC.

                                       AND

                      SEI INVESTMENTS MUTUAL FUNDS SERVICES


Portfolios:       This Agreement shall apply to all Portfolios and all classes of Turner Funds ("the Trust"), either now existing or in the future created. The following is a listing of the current portfolios of the Trust (collectively, the "Portfolios"):
                           Turner Concentrated Growth Fund
                           Turner Core Growth
                           Fund Turner Emerging Growth Fund
                           Turner International Core Growth Fund
                           Turner Large Cap Growth Fund
                           Turner Mid Cap Equity Fund
                           Turner Midcap Growth Fund
                           Turner New Enterprise Fund
                           Turner Quantitative Large Cap Value Fund
                           Turner Small Cap Equity Fund
                           Turner Small Cap Growth Fund
                           Turner Quantitative Broad Market Fund
                           (anticipated July 1, 2008 launch)
                           Turner Core Growth 130/30 Fund (anticipated July 1, 2008 launch)

Fees:             Pursuant to Article 3 the Administrator shall pay the
                           Sub-Administrator compensation for services rendered to the Portfolios equal to the greater of: (i) an annual rate of .035% on the first $3.5 billion of assets; .0325% on the next $6.5 billion of assets, and .0175% on all assets over $10 billion. The fees are calculated daily per Portfolio and paid monthly, or a Trust level minimum equal to $70,000 annually per each Portfolio, and a $15,000 annual minimum administration fee for additional share classes. The fees are calculated daily and paid monthly.

Term:             This Agreement shall remain in effect until October 1, 2010
                           (the "INITIAL TERM") and thereafter shall automatically renew for successive two year terms (each, a "RENEWAL TERM"), unless and until this Agreement is terminated in accordance with the provisions of Article 5 hereof.


                               [END OF SCHEDULE A]

                                   SCHEDULE B

                         TO THE ADMINISTRATION AGREEMENT

                           DATED AS OF OCTOBER 1, 2001

                                     BETWEEN

                        TURNER INVESTMENT PARTNERS, INC.

                                       AND

                      SEI INVESTMENTS MUTUAL FUNDS SERVICES

                                List of Services

1. CASH PROCESSING
         Record Transfer Agent paid-in-capital activity using an automated Transfer Agent feed Reconcile shares and accruals with the Transfer Agent using automated Transfer Agent feed Resolve cash movement discrepancies Provide 5-day cash projections Provide advisor with daily cash projection Track differences between accrual and actual cash received from custodian using an automated custodian feed Reconcile security balances with custodian using an automated custodian feed Identify failed trades and notify custodian

2. VALIDATION OF INCOME & EXPENSE ACCRUALS
         Track and validate amortization, accretion, interest, and dividend income for securities Modify expense accrual changes at least twice per year Process expense payments to service providers monthly Process 12b-1 payments to service providers Process payments to advisor, sub-advisor, and administrator Ensure income and expense categories are properly classified for reporting purposes Maintain book / tax differences off-line to assist in tax return preparation (where no special transactions are involved).

3. INCOME & CAPITAL GAIN DISTRIBUTIONS
         Calculate and record income and capital gains as required by the Funds' prospectus Provide distribution [factors] to advisor and Transfer Agent Reconcile distributions with Transfer Agent and resolve any differences Coordinate estimated cash payments required for capital gains and dividends not reinvested

4. SECURITY MASTER FILE & TRADE PROCESSING
         Maintain one security master file with all indicative data elements Receive automated feed of security trades from the Adviser not later than T+1 in SEI `s standard format Enter same-day settlement trades on Trade Date (T).
         Validate trade information
         Maintain tax lot records according to a default selected by advisor Record all mandatory corporate actions, validating income and adjustments Receive and record voluntary corporate actions Track international dividend reclaims

5. FUND VALUATION
         Follow SEI's standard pricing and valuation policies Obtain security valuation quotes from reliable industry resources
         Obtain broker quotes for securities whose prices cannot be obtained from pricing vendors (limited to 5% of holdings) Manage and respond to price challenges by advisor or sub-advisor Investigate stale prices Check for trading halts on securities at market close Calculate Net Asset Value (NAV) of each fund Validate prices that deviate from pre-established thresholds Communicate NAVs to NASDAQ & Transfer Agent

6. PERFORMANCE REPORTING
         Provide SEI standard reports in electronic format (FTP or email):

         Provide (plot points) and total return data for financial regulatory reporting (prospectuses, annuals, semi-annuals) Provide conversion support Provide After-Tax Return Reporting Calculate Fund Performance within regulatory guidelines


7. TREASURY SERVICES
         Set expense assumptions and review preliminary budgets for Funds Adjust budget assumptions quarterly Calculate monthly revenue Generate 12b-1 Summary Reports Create quarterly dividend payment report Report on distribution plan expenditures Provide accounting data for Statement of Additional Information Complete expense section of prospectus

8. TAX SERVICES
         Compute required capital gains distributions
         Prepare estimated capital gain distributions twice per year (fiscal year end and excise). Prepare federal and state tax returns for the Funds Coordinate foreign tax credit notification to shareholders Prepare year-end 60-day notices Prepare year-end provision and tax footnotes Provide data for year end 1099 and supplemental tax letters Calculate reallocations of income and notify Transfer Agent Conduct required income qualification tests Apply for TIN / EINs to commence business of new Portfolios

9.  GENERAL BUSINESS CONSULTING
         Recommend opportunities for asset gathering or asset growth Identify best practices and suggest methods for improving internal efficiencies Conduct general business planning Provide Blue Sky interface and registration assistance

10. FUND MANAGEMENT
         Provide officers of the fund if requested
         Assist in the documentation of portfolio compliance violations on a quarterly basis Attend board meetings as an interested party (1 SEI representative).

11. COMPLIANCE CONSULTING
         Monitor regulatory developments and communicated material regulatory changes

12. INDUSTRY RESEARCH
         Provide regulatory alerts and updates as necessary (electronic copy only) Provide SEI-created white papers and industry research Organize and host annual executive conference Conduct semi-annual market insights and trends brief Conduct annual client satisfaction surveys Negotiate reduced-rate subscriptions to industry publications

13. SHAREHOLDER SERVICES
         Obtain toll free lines & call prompters for fund family
         Respond to shareholder (S/H) questions regarding the fund family product line Respond to S/H account inquiries Respond to S/H questions regarding financials and performance information Submit S/H requests for literature Provide 2 monthly standard management reports on statistics around inbound S/H calls Conduct routine Q/A testing on all S/H services representatives Coordinate set-up of toll free lines, call prompter services, and consultation on best practices around call prompters


14. PERIPHONICS INTERACTIVE VOICE RESPONSE SUPPORT
         Coordinate establishment of selected IVR model (priceline, price & performance, or full service) Receive financial data from named administrator / accountant (electronic feed required) Coordinate initial scripting services, in English Coordinate scripting changes, up to 4 per year Oversee maintenance and ongoing programming, as required, of the service Provide monthly usage reports to management

15. PROXY COORDINATION
         Coordinate with proxy vendor for distribution of proxies and tracking of shareholder responses Identify distribution channels and shareholder types Provide client with status sheets on proxy votes, weekly, up to 2 weeks out, and then daily until final date Coordinate with ADP to get information on omnibus accounts Provide ADP with bulk materials for distribution to omnibus accounts

16. SHAREHOLDER (S/H) TAX COMMUNICATIONS
         Facilitate communications with Transfer Agent during planning stages Quality check fund profile forms prior to submission to the Transfer Agent Coordinate completion, review, and approval of special shareholder tax inserts (only if administrator / accountant can provide data electronically by January 15th) Coordinate printing and delivery of special shareholder tax inserts for fund direct S/Hs Provide single copy of special S/H tax insert to client or other interested party Conduct on-site quality check to ensure that inserts are included with proper tax forms

17. FINANCIAL STATEMENT PREPARATION ASSISTANCE
         Contact Administrator to receive trades on trade date for financial statement semi & year end Review "shell" financial statements (prior year numbers, new disclosures, etc.) Identify non-income producing securities Send Schedule of Investments Incorporate ROCSOP adjustments into financial statements Complete financial data schedules Review "Blueline" with the Administrator Complete N-SAR

18. ASSIST IN THE PRODUCTION OF REGULATORY REPORTS
         Assist the Administrator and outside counsel with review of prospectuses, supplements, and SAIs Provide plot points and total return data for financial regulatory reporting (prospectuses, annuals, semi-annuals, proxies)

19. PROJECT MANAGEMENT
         Assist Administrator with project planning / project management for new funds, products, share classes, or load structures Assist Administrator with project planning / project management for launch of new fund families

                                   SCHEDULE C

                         TO THE ADMINISTRATION AGREEMENT

                           DATED AS OF OCTOBER 1, 2001

                                     BETWEEN

                        TURNER INVESTMENT PARTNERS, INC.

                                       AND

                      SEI INVESTMENTS MUTUAL FUNDS SERVICES

                              Performance Standards

The Sub-Administrator's performance in connection with this Agreement shall be determined by measuring the key performance indicators ("KPI") set forth herein. Such KPI may be amended by mutual agreement of the parties from time to time, against the corresponding service quality performance standards set forth below (the "PERFORMANCE STANDARDS").

DEFINITIONS:

Capitalized terms not defined herein shall have the meaning ascribed to them in the main body of this Agreement. In the case of conflict between a term defined in this Schedule C and the main body of this Agreement, the term as defined in this Schedule C shall control in each instance such term is used in this Schedule C.

"BUSINESS DAY" means any Monday thru Friday, 8:00 a.m. - 5:00 p.m., excluding any Saturday, Sunday or any official closing of the New York Stock Exchange.

"CALENDAR QUARTER" means a three-month period ending on March 31, June 30, September 30 or December 31, provided however that with respect to the first Calendar Quarter for which the Sub-Administrator calculates its Performance Rating in accordance with the procedures set forth herein, Calendar Quarter shall mean the period beginning June 1, 2008 and ending September 30, 2008 and the calculation of the Performance Rating for such period shall be adjusted as appropriate to reflect the total number of KPI for such four month period.

"EVENT" means each KPI that is monitored during any month and each KPI that would have been monitored during any month but for the fact that such KPI relates to an activity that is not required to be performed during the given month (e.g. semi-annual or annual reports).

"NAV ERROR" means a Portfolio NAV that contains one or more errors in the calculation of net asset value, which error(s) arise out of an action or omission of the Sub-Administrator and is greater than $0.01 per share as set forth in the Turner Funds' NAV Error Resolution Policy, a copy of which has been approved by the board of directors of the Portfolios.

"PERFORMANCE RATING" means the number of Successful Events (as defined below) during a Calendar Quarter divided by three times the number of KPI, currently thirty-nine.

"PERFORMANCE MINIMUM" means the minimum acceptable Performance Rating that the Sub-Administrator shall achieve during any Calendar Quarter. The Performance Minimum as of the date hereof is 85%.

"PERFORMANCE REPORT" means the quarterly report provided by the Sub-Administrator to the Administrator that shall set forth the Sub-Administrator's Performance Rating during the preceding Calendar Quarter.

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PERFORMANCE STANDARDS:

KPI                                                             PERFORMANCE STANDARDS
--------------------------------------------     ---------------------------------------------------------------

1.       NAV Accuracy                            Sub-Administrator will calculate each Portfolio's NAV free from NAV Errors at a calculated rate of 99.8% or above.

2.       NAV Reporting to NASDAQ 2nd Session     Each Portfolio NAV calculated by the Sub-Administrator and transmitted to NASDAQ 2nd Session will be delivered on time at a calculated rate of 97.0% or above.

3.       Performance Fee Adjustments             Sub-Administrator will calculate and record performance fee adjustments on the last Business Day of each month at a
                                                 calculated rate of 100%.

4.       Daily Cash Availability                 Sub-Administrator will provide  daily cash availability
                                                 statements to the Administrator each Business Day at or
                                                 before 11 a.m. at a calculated rate of 95% or above.

5.       Financial Statement Delivery            Sub-Administrator will provide financial statements to
                                                 shareholders on or before the statutory due date at a
                                                 calculated rate of 100%.

6.       Form N-SAR/24f-2 Filing                 Sub-Administrator will prepare Form N-SAR and Form 24f-2 for each Portfolio on or before the statutory due date at a
                                                 calculated rate of 100%.

7.       Compliance Report                       Card Sub-Administrator will provide a standard report
                                                 card of compliance violations for each Portfolio to
                                                 the Administrator on or before that date that is ten
                                                 Business Days following month-end at a calculated rate
                                                 of 100%.

8.       Compliance Breach Notification          Sub-Administrator will notify the Administrator of
                                                 alleged material compliance violations within
                                                 one Business Day following the date on which the
                                                 Sub-Administrator becomes aware of the alleged
                                                 violation at a calculated rate of 100%.

9.       Speed to Answer                         Sub-Administrator will answer in-bound telephone calls
                                                 to toll-free lines set up to receive shareholder telephone calls within 25 seconds from the time such call is first received at a calculated rate of 85% or above.

10.      Dropped Calls                           Fewer than 5% of in-bound telephone calls to toll-free lines set up to receive shareholder telephone calls will be
                                                 "dropped."  For purposes of the foregoing, a "dropped" call refers to a call that is connected but is not picked-up by the Sub-Administrator.

11.      Corporate Action                        Processing Sub-Administrator will process all security corporate actions in a manner that takes into account the most readily available market data on the ex-dividend date at a calculated rate of 95%.

12.      Compensation of Board of Trustees       Sub-Administrator will pay compensation to Fund board of trustees within
                                                 7 business days of a Board or Committee meeting or within 4 business days of receiving Administrator approval of the amount to pay each trustee, whichever comes later, at a calculated rate of 100%.


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

13.      Payment of Fund Expenses                Sub-Administrator will pay all Fund authorized expenses not later than 30 days from its receipt of an
                                                 Administrator-approved invoice or request for payment.

DATA COLLECTION AND PERFORMANCE RATING CALCULATION:

Beginning as of the Calendar Quarter commencing June 1, 2008, and for each Calendar Quarter thereafter during the term of this Agreement, the Sub-Administrator will calculate its Performance Rating in accordance with the procedures set forth herein, and deliver a Performance Report to the Administrator.

During the month-end process, each Event will be assigned a value of one when the Sub-Administrator performs the KPI at or above the corresponding Performance Standard or when such KPI is not monitored due to the fact that such KPI relates to an activity that is not required to be performed during such month ("SUCCESSFUL EVENTS") and a value of zero when the Sub-Administrator fails to perform the KPI at or above the corresponding Performance Standard ("DEFICIENT EVENTS").

The Sub-Administrator's quarterly Performance Rating shall be calculated by dividing the aggregate number of Successful Events during the Calendar Quarter by three times the number of KPI, currently thirty-nine. A "SERVICE LEVEL DEFICIENCY" will occur when the Performance Rating falls below the Performance Minimum.

PERFORMANCE STANDARD EXCEPTIONS:

In determining the Sub-Administrator's conformance with the KPI set forth herein, the Sub-Administrator shall be excused from its failure to achieve any KPI if such failure is caused by any of the following: (i) the Sub-Administrator does not receive, after proper and timely request, if applicable, proper and timely reporting from the Administrator, custodians, prime brokers, transfer agents, banks, pricing agents, investment manager and any outside agent whose information is integral to the Sub-Administrator's deliverables; (ii) the Sub-Administrator does not receive, after timely request, timely approvals and confirmations from the Portfolios and the investment manager as required in connection with the performance standards; or (iii) performance within the stated KPI is adversely affected by a change in the standards of a third party processing agent outside of the control of the Sub-Administrator or upon the occurrence of one or more circumstances or events of force majeure or equipment failure, as described in ARTICLE 15 or ARTICLE 16 of the Agreement.

An Event shall not be considered a Deficient Event to the extent that the Sub-Administrator's errors or delays are caused by any of the exceptions set forth above or other circumstances outside the reasonable control of the Sub-Administrator, including, without limitation, any changes or updates not previously requested by the Portfolios during month-end processing. Such Events shall not be included in the total number of Events for purposes of calculating the Performance Rating during any Calendar Quarter.

REPORTING:

The Sub-Administrator shall provide a written Performance Report to the Administrator that shall set forth the Sub-Administrator's Performance Rating during the applicable Calendar Quarter as well as the Sub-Administrator's monthly performance of each of the KPI. The Sub-Administrator will prepare and distribute the Performance Report to the Administrator promptly following the close of the applicable Calendar Quarter and use best efforts before the deadline specified by the Administrator for inclusion of the report in Board of Trustee meeting materials. The Administrator will promptly review the Performance Report and provide comments, if any, to the Sub-Administrator.

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NOTIFICATION & CORRECTIVE ACTION:

In the event of a Service Level Deficiency, the Administrator may provide written notification ("DEFICIENCY NOTICE") to the Sub-Administrator requesting that the Sub-Administrator modify its procedures in an effort to ensure that such Service Level Deficiency is resolved. Upon receipt of a Deficiency Notice, the Sub-Administrator have at least one full Calendar Quarter ("CURE PERIOD") to implement corrective action with respect to such Service Level Deficiency. If such efforts are successful in correcting the Service Level Deficiency in the next Calendar Quarter ("CURE"), the Funds shall have no other rights with respect to such Service Level Deficiency. In the event that the Sub-Administrator fails to Cure the Service Level Deficiency during the Cure Period, the Sub-Administrator shall issue a credit to the Administrator on the Administrator's next monthly invoice equal to $25,000. The Sub-Administrator shall only be entitled to one Cure Period during any rolling twelve month period. Thereafter, any Service Level Deficiency shall immediately result in the Sub-Administrator issuing a credit to the Administrator on the next monthly invoice equal to $25,000.

NAV ERROR CREDIT:

Notwithstanding the foregoing, in the event that the Sub-Administrator calculates a Portfolio NAV that includes an NAV Error, the Sub-Administrator shall provide the Administrator with NAV Error credits in the manner set forth below:

           NAV ERROR                                                       NAV ERROR CREDIT
           --------------------------------------------------------------- -------------------------
           1st NAV Error during fiscal twelve month period ...........     $ 5,000
           2nd NAV Error during fiscal twelve month period ...........     $15,000
           3rd NAV Error and each subsequent NAV Error during fiscal
           twelve month period .......................................     the  greater  of $25,000
                                                                           each or all fund and/or
                                                                           shareholder damages
                                                                           directly related to
                                                                           the NAV error(s) as set
                                                                           forth in Section III (1)
                                                                           and III (2) of the Turner
                                                                           Funds NAV Error Resolution
                                                                           Policy, a copy of which
                                                                           has been provided to
                                                                           the Sub-Administrator in
                                                                           writing and in advance


The foregoing credit(s) shall be provided to the Administrator by the Sub-Administrator on the next monthly invoice immediately following identification of the applicable NAV Error.

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